UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2018

PERRY ELLIS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-21764 (Commission File No.)	59-1162998 (IRS Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida (Address of principal executive offices)	33172 (Zip Code)

(305) 592-2830
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 15, 2018, Perry Ellis International, Inc. (“Perry Ellis” or the “Company”) entered into an Agreement and Plan of Merger, by and among Perry Ellis, Feldenkreis Holdings LLC, a Delaware limited liability company (“Parent”), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub were formed by George Feldenkreis.

The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Florida Business Corporation Act, the merger of Merger Sub with and into the Company with the Company being the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (other than (i) shares held by the Company or Parent, (ii) shares held by stockholders who are entitled to and who properly exercise and perfect appraisal rights under Florida law, and (iii) rollover shares held by George Feldenkreis, Oscar Feldenkreis and certain other related investors (the “GF Group”)) will be cancelled and will be converted automatically into the right to receive $27.50 in cash, without interest (the “Merger Consideration”). While the Company is authorized to issue preferred stock, no preferred stock has been issued.

Stockholders of the Company will be asked to vote on the adoption and approval of the Merger Agreement at a special meeting that will be held on a date to be announced.   Consummation of the Merger is subject to customary conditions, including without limitation: (i) the adoption of the Merger Agreement by (A) holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon as of the record date for the Company Stockholders Meeting (as defined in the Merger Agreement); and (B) holders of a majority of the outstanding shares of the Company’s common stock that are not owned by: (x) officers or directors of the Company, (y) the Rollover Investors (as defined herein), or (z) any person having any equity interest in Parent or Merger Sub (collectively, clauses (A) and (B) the “Requisite Company Vote”); (ii) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; and (iii) the absence of any order enjoining or prohibiting the Merger.  Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (a) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers); and (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects.  In addition, the obligation of Parent to consummate the Merger is subject to the non-occurrence of any Company Material Adverse Effect (as defined in the Merger Agreement) from the date of the Merger Agreement to the Effective Time.  Availability of financing for the Merger is not a condition to Parent’s obligations to consummate the Merger.

The Company has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement.  The Company has also entered into certain customary covenants and agreements in the Merger Agreement, including, without limitation, covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger; (ii) the calling and holding of the Company Stockholders Meeting for the purpose of obtaining the Requisite Company Vote; and (iii) the use of its reasonable best efforts to cause the Merger to be consummated.

Under the Merger Agreement, the Company is subject to a restriction on its ability to solicit offers or proposals relating to a takeover proposal or to provide information to or engage in discussions or negotiations with third parties regarding a takeover proposal.  The no-shop provision is subject to certain exceptions that allow the Company to provide information and participate in discussions with respect to an unsolicited written takeover proposal if the Company’s Board of Directors (the “Board”) or the special committee of independent directors of the Company (the “Special Committee”) has determined, after consultation with the Company’s outside legal and financial advisors, that such takeover proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), and that not doing so would reasonably be expected to be inconsistent with its fiduciary duties.

The Merger Agreement contains certain termination rights for both the Company and Parent.  The Board (with the approval of the Special Committee) or the Special Committee may cause the Merger Agreement to be terminated in response to a Superior Proposal only under certain circumstances.  A “Superior Proposal” is a bona fide written takeover proposal, not obtained in violation in any material respect of the no-shop provision in the Merger Agreement, that the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company (excluding the Rollover Investors) than those contemplated by the Merger Agreement and (ii) is reasonably capable of being completed, taking into account all material financial, regulatory, legal and other aspects of such proposal.

The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee in an amount equal to $8,736,000.  The Merger Agreement also provides that Parent will be required to pay to the Company a reverse termination fee of $17,472,000 upon termination under certain specified circumstances.

Any breach or assertion of any breach of the Merger Agreement by the Company that is attributable to or caused by the actions of (or failure to act by) George Feldenkreis or Oscar Feldenkreis is to be disregarded for all purposes under the Merger Agreement. Any actions taken by, or omissions of, the Company (i) in breach of the interim operating covenants, or (ii) in breach of the Company’s covenants to facilitate Parent’s debt financing, in each case at the direction of, or with the consent of, Oscar Feldenkreis in his capacity as CEO, or which Oscar Feldenkreis, in his capacity as CEO, had prior or contemporaneous knowledge of, or should reasonably have had prior or contemporaneous knowledge of, will in each case be disregarded and will not constitute a breach of the interim operating covenants or financing covenants, as applicable.

To finance the transaction contemplated by the Merger Agreement, Parent and Merger Sub have obtained debt financing commitments  and certain stockholders of the Company affiliated with the GF Group (the “Rollover Investors”) have entered into rollover equity commitment letters (the “Rollover Commitments”) pursuant to which the Rollover Investors have committed to roll-over approximately $86 million of equity on the terms and subject to the conditions set forth in the Rollover Commitments.

Wells Fargo Bank, National Association (“Wells Fargo”) has committed to provide a senior secured asset backed revolving loan facility and Fortress Credit Advisors LLC (“Fortress” and, together with Wells Fargo, the “Lenders”) has committed to provide a $282 million multi-tranche term financing facility, in each case, on the terms and subject to the conditions set forth in the debt commitment letters entered into by the Lenders in connection with the Merger (the “Debt Commitment Letters”). The obligations of the Lenders to provide debt financing under the Debt Commitment Letters are subject to a number of conditions, each of which is disclosed in the Debt Commitment Letters filed as exhibits to Amendment No. 7 to the Schedule 13D filed June 20, 2018 by George Feldenkreis.

In connection with the execution of the Merger Agreement, George Feldenkreis has provided the Company with a limited non-recourse guarantee in favor of the Company (the “Limited Guarantee”) guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent.  The foregoing description of the Limited Guarantee is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, which is filed as Exhibit 2.2 hereto, and is incorporated herein by reference.

Additionally, George Feldenkreis has provided the Company with a pledge and security agreement in favor of the Company (the “Pledge and Security Agreement”) pledging an aggregate of 647,451 shares of common stock of the Company as the sole and exclusive recourse for his obligations under the Limited Guarantee. The foregoing description of the Pledge and Security Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Pledge and Security Agreement, which is filed as Exhibit 2.3 hereto, and is incorporated herein by reference.

In addition, in connection with the execution of the Merger Agreement, certain principal stockholders of the Company (the “Principal Stockholders”) that are affiliated with the GF Group, and which collectively own approximately 19.8% of the Company’s outstanding common stock, have entered into a voting agreement (the “Voting Agreement”) with Parent and the Company pursuant to which the Principal Stockholders agreed to vote in favor of the Merger and the adoption of the Merger Agreement and against any competing takeover proposals, subject to the limitations set forth in the Voting Agreement. The Principal Stockholders’ obligations under the Voting Agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the Voting Agreement; (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time. The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 2.4 hereto, and is incorporated herein by reference.

The Merger and the Merger Agreement were unanimously recommended by the Special Committee to the Board, and thereafter approved unanimously by the entire Board. PJ SOLOMON served as the financial advisor to the Special Committee of the Board in connection with the Merger and the Merger Agreement.

The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective affiliates or businesses. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure letters that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to these caused by port disruptions, disruptions due to weather patterns, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Forward-looking statements also may include information concerning the proposed merger transaction, including unexpected costs or liabilities, delays due to regulatory review, certain closing conditions (including the committed financing) may not be timely satisfied or waived, litigation may be commenced and general and business conditions may change.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and factors relating to the proposed transaction, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC, all of which are difficult to predict and many of which are beyond Perry Ellis’ control. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Important Additional Information And Where To Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://investor.pery.com), or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the year ended February 3, 2018 and the Form 10-K/A filed by the Company with the SEC on June 1, 2018. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investor.pery.com, by writing to Perry Ellis International, Inc., at 3000 N.W. 107 Avenue, Miami, FL 33172.

Certain Participant Information

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following directors, executive officers and other employees of Perry Ellis are deemed to be participants in the solicitation of proxies from Perry Ellis’ shareholders in connection with the proposed transaction and, as of the date hereof, beneficially own the amount of shares of Perry Ellis’ common stock, $0.01 par value per share, indicated adjacent to his or her name: (i) Perry Ellis directors: Joe Arriola (15,590 shares), Jane E. DeFlorio (22,710 shares), George Feldenkreis (1,716,862 shares), Oscar Feldenkreis (1,223,329 shares), Bruce J. Klatsky (21,723 shares), Michael W. Rayden (21,723 shares), and J. David Scheiner (26,205 shares), and (ii) Perry Ellis executive officers and other employees: David Enright (31,706 shares), Jorge Narino (14,988 shares), Stanley Silverstein (73,666 shares) and John Voith (64,624 shares). The business address for each person is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement, including the schedules and appendices thereto, and other materials to be filed with the SEC in connection with the proposed transaction.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated June 15, 2018, by and among Perry Ellis International, Inc., Feldenkreis Holdings LLC and GF Merger Sub, Inc.
2.2	Limited Guarantee, dated June 15, 2018, made by George Feldenkreis in favor of Perry Ellis International, Inc.
2.3	Pledge and Security Agreement, dated June 15, 2018, by and among Perry Ellis International, Inc. and George Feldenkreis.
2.4	Voting Agreement, dated June 15, 2018, by and among Perry Ellis International, Inc., Feldenkreis Holdings LLC, and the individual and entities listed on Annex A thereto.

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Tricia Thompkins
Name:	Tricia Thompkins
Title:	EVP, General Counsel & Secretary

Dated: June 20, 2018